UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant  ☐

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

ENCORE CAPITAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	1)	Title of each class of securities to which transaction applies: Common stock, par value $.01 per share
	2)	Aggregate number of securities to which transaction applies: 22,569,534
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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[Company logo]

October     , 2005

To our stockholders:

On September 19, 2005, Encore completed a private placement of $90 million aggregate principal amount of 3.375% convertible senior notes due 2010. In connection with this offering, we also granted the initial purchasers an option to purchase up to an additional $10 million aggregate principal amount of notes solely to cover overallotments. We believe the successful completion of this offering significantly strengthens our balance sheet and lowers the effective interest rate on our borrowings.

The notes will be convertible beginning on March 19, 2010, or earlier upon the occurrence of certain business combinations involving Encore or other specified corporate events, into shares of Encore common stock at an initial conversion rate of 44.7678 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $22.34 per share. The initial conversion price represents a 25 percent premium to the $17.87 per share closing price of the Company’s common stock on the Nasdaq National Market on September 13, 2005, the date we priced the offering of notes.

Currently, the notes are convertible solely into shares of our common stock. However, under the terms of the convertible notes, we have the option to settle conversions of the notes through a combination of cash and common stock, commonly referred to as “net share settlement,” provided that we first obtain any required stockholder approval for this net share settlement feature. As a Nasdaq-listed company, we are subject to NASD Marketplace Rule 4350(i), which requires us to obtain stockholder approval prior to implementing the net share settlement feature of the notes.

We believe the implementation of the net share settlement feature will significantly benefit our stockholders for two reasons. First, following stockholder approval of net share settlement, the holder of each note will receive, upon conversion, cash equal to the principal amount of the note (or, in certain circumstances, cash equal to the lesser conversion value of the note) and shares of common stock for any conversion value in excess of such principal amount. In short, the net share settlement feature allows us to substantially reduce the number of shares issuable upon conversion of the notes by repaying principal and unpaid interest in cash instead of issuing shares of common stock for that amount. Second, once net share settlement is approved, we will not be required to include the underlying shares of common stock in our earnings per share calculations, except to the extent required under applicable accounting rules in the event that our stock price exceeds $22.34. If we do not receive stockholder approval, the total number of underlying shares (approximately 4.5 million shares based on the initial conversion price, assuming the over-allotment option is exercised in full) will be treated as outstanding shares for purposes of our earnings per share calculations, which will have a significant dilutive effect on our earnings per share.

Accordingly, we are asking for your approval to implement the net share settlement feature of the convertible notes. Attached to this letter are a notice and proxy statement related to the upcoming special meeting of our stockholders that has been called for this purpose. I encourage you to read these materials carefully as they contain a great deal of important information.

We recommend that you vote “FOR” the proposal described in the enclosed materials.

If stockholder approval is not obtained, we will not incur any specific financial penalties in connection with the convertible notes, which will remain outstanding. However, failure to obtain such stockholder approval will result in a greater potential dilutive effect in earnings per share to our stockholders resulting from the accounting treatment of the notes and the number of shares issuable upon conversion of the notes, as we will be unable to implement the net share settlement feature of the notes.

Sincerely yours,

J. Brandon Black

President and Chief Executive Officer

ENCORE CAPITAL GROUP, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2005

To Our Stockholders:

Please take notice that a special meeting of Stockholders of Encore Capital Group, Inc. (the “Company”) will be held at the Sheraton Four Points, 8110 Aero Drive, San Diego, California 92123, on [                         , 2005], beginning at 9:00 a.m. local time.

At the Company’s special meeting, stockholders will act upon the following matters outlined in the accompanying notice of meeting:

1.	To approve the net share settlement feature, as more fully described in the accompanying proxy statement and the indenture relating to the notes which we incorporate by reference, in connection with the potential conversion of the maximum aggregate principal amount of our 3.375% convertible senior notes issuable under the indenture (including any notes issuable after the date hereof pursuant to any add-on offering in accordance with the terms of the indenture); and

2.	To transact such other business that may properly come before the meeting.

Stockholders of record at the close of business on October 12, 2005, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

Your vote is important. Whether or not you plan to attend the meeting in person, please submit your vote as soon as possible using one of the voting methods described in the attached materials. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting and vote in person should you so choose.

By Order of the Board of Directors

/s/ J. Brandon Black
J. Brandon Black President and Chief Executive Officer

October     , 2005

San Diego, California

ENCORE CAPITAL GROUP, INC.

8875 AERO DRIVE, SUITE 200

SAN DIEGO, CALIFORNIA 92123

(877) 445-4581

PROXY STATEMENT

This proxy statement relates to a special meeting of stockholders to be held at the Sheraton Four Points, 8110 Aero Drive, San Diego, California 92123, on                     , 2005, beginning at 9:00 a.m. local time, or at such other time and place to which the special meeting may be adjourned or postponed. The enclosed proxy is solicited by the Board of Directors of the Company (the “Board”). The proxy materials relating to the special meeting are first being mailed to stockholders entitled to vote at the meeting on or about October     , 2005.

ABOUT THE MEETING

What is the purpose of the special meeting?

At the special meeting and any adjournment of the special meeting, stockholders will be asked to consider and vote upon the proposal to approve the net share settlement feature, as more fully described in this proxy statement, in connection with the potential conversion of our 3.375% convertible notes due September 19, 2010.

We may also transact other business as may properly come before the special meeting or any adjournment of the special meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, October 12, 2005, are entitled to receive notice of the special meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

At the close of business on October 12, 2005, there were                      outstanding shares of the Company’s common stock, which are entitled to cast                      votes.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Others may attend the meeting at the discretion of the Company. No admission tickets are required for this meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote by proxy before the meeting?

Before the meeting, you may vote your shares in one of the following three ways:

•	By Internet at www.voteproxy.com.

•	By Telephone (from the United States and Canada only) at 1-800-PROXIES (1-800-776-9437).

•	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided.

Please refer to the proxy card for further instructions on voting via the Internet and by Telephone.

Please use only one of the three ways to vote.

Please follow the directions on your proxy card carefully. If your shares of common stock are held in a brokerage account in the name of your bank or broker (this is called “street name”), your ability to vote those shares by telephone or via the Internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

May I vote my shares in person at the meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting, however, we encourage you to vote your shares by proxy before the meeting. Please note that if your shares are held in “street name” and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker, bank or nominee that holds your shares.

What if I submit a proxy and then change my mind?

You may revoke your proxy at any time before it is exercised by:

•	filing with the Secretary of the Company a notice of revocation; or

•	sending in another duly executed proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with a description of the item requiring a vote in this proxy statement. In summary, the Board recommends a vote FOR the proposal set forth in this proxy statement.

With respect to any other matter that properly comes before the meeting, the proxyholders will vote as recommended by the Board or, if no recommendation is given by the Board, in their own discretion.

What vote is required to approve this proposal?

Voting.    The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a vote against the proposal.

Effect of Broker Non-Votes.    If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to this matter to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on this matter and will not be counted in determining the number of shares of common stock necessary for approval. Shares of common stock represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Can I exercise rights of appraisal or other dissenters’ rights?

Under Delaware law, holders of our voting stock are not entitled to demand appraisal of their shares or exercise similar rights of dissenters as a result of the approval of the proposal to be presented at the special meeting.

Who pays for the cost of this proxy solicitation?

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. In addition to the solicitation of proxies by mail, proxies may be solicited in person, by telephone or by facsimile by officers, members of the Board and regular employees of the Company, none of whom will receive additional compensation for those services.

PROPOSAL

APPROVAL OF THE NET SHARE SETTLEMENT FEATURE IN CONNECTION WITH THE POTENTIAL CONVERSION OF THE MAXIMUM AGGREGATE PRINCIPAL AMOUNT OF OUR 3.375% CONVERTIBLE SENIOR NOTES ISSUABLE UNDER THE RELATED INDENTURE (INCLUDING ANY NOTES ISSUED OR ISSUABLE AS OF THE DATE HEREOF OR THEREAFTER UPON EXERCISE OF ANY OVERALLOTMENT OPTION OR PURSUANT TO ANY ADD-ON OFFERING IN ACCORDANCE WITH THE TERMS OF THE INDENTURE)

At the special meeting, holders are being asked to approve the implementation of the net share settlement feature with respect to our 3.375% convertible notes due September 19, 2010, together with any additional convertible notes that may be issued after the date hereof upon exercise of any overallotment option or pursuant to the add-on provisions of the indenture governing the convertible notes.

Background and Reason for Seeking Stockholder Approval

On September 19, 2005, Encore completed a private placement of $90 million aggregate principal amount of 3.375% convertible senior notes due 2010. In connection with this offering, we also granted the initial purchasers an option to purchase up to an additional $10 million aggregate principal amount of notes solely to cover overallotments. We believe the successful completion of this offering significantly strengthens our balance sheet and lowers the effective interest rate on our borrowings.

The notes will be convertible beginning on March 19, 2010, or earlier upon the occurrence of certain business combinations involving Encore or other specified corporate events, into shares of Encore common stock at an initial conversion rate of 44.7678 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $22.34 per share. The initial conversion price represents a 25 percent premium to the $17.87 per share closing price of the Company’s common stock on the Nasdaq National Market on September 13, 2005, the date we priced the offering of notes.

Currently, the notes are convertible solely into shares of our common stock. However, under the terms of the convertible notes, we have the option to settle conversions of the notes through a combination of cash and common stock, commonly referred to as “net share settlement,” provided that we first obtain any required stockholder approval for this net share settlement feature. As a Nasdaq-listed company, we are subject to NASD Marketplace Rule 4350(i), which requires us to obtain stockholder approval prior to implementing the net share settlement feature of the notes.

We believe the implementation of the net share settlement feature will significantly benefit our stockholders for two reasons. First, following stockholder approval of net share settlement, the holder of each note will receive, upon conversion, cash equal to the principal amount of the note (or, in certain circumstances, cash equal to the lesser conversion value of the note) and shares of common stock for any conversion value in excess of such principal amount. In short, the net share settlement feature allows us to substantially reduce the number of shares issuable upon conversion of the notes by repaying principal and unpaid interest in cash instead of issuing shares of common stock for that amount. Second, once net share settlement is approved, we will not be required to include the underlying shares of common stock in our earnings per share calculations, except to the extent required under applicable accounting rules in the event that our stock price exceeds $22.34. If we do not receive stockholder approval, the total number of underlying shares (approximately 4.5 million shares based on the initial conversion price, assuming the over-allotment option is exercised in full) will be treated as outstanding shares for purposes of our earnings per share calculations, which will have a significant dilutive effect on our earnings per share.

If we receive stockholder approval, once our stock price exceeds $22.34 per share, we will include additional shares in our diluted earnings per share calculation. The number of shares that will be included in the calculation will be determined using the treasury stock method, which is the method that we currently use to calculate the dilutive effect of stock options. As an example, if our stock price were $23 per share, we would include an additional 116,000 shares of stock in our diluted earnings per share calculation under net share settlement versus approximately 4.5 million shares (based on the initial conversion price, assuming the over-allotment option is exercised in full) if net share settlement were not approved.

We have no obligation to seek stockholder approval of the net share settlement feature, and we will not suffer or incur any penalties under the convertible notes if we do seek but do not obtain such stockholder approval. If we obtain the stockholder consent we will, promptly following the effectiveness of the stockholder consent, notify holders of the convertible notes and issue a press release informing holders of such stockholder consent and a brief description of the settlement procedures that will apply to conversions following the effectiveness of the stockholder consent.

THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF THE COMPANY’S COMMON STOCK VOTE FOR APPROVAL OF THE NET SHARE SETTLEMENT FEATURE IN CONNECTION WITH THE POTENTIAL CONVERSION OF THE MAXIMUM AGGREGATE PRINCIPAL AMOUNT OF OUR 3.375% CONVERTIBLE SENIOR NOTES ISSUABLE UNDER THE RELATED INDENTURE (INCLUDING ANY NOTES ISSUED OR ISSUABLE AS OF THE DATE HEREOF OR THEREAFTER UPON EXERCISE OF ANY OVERALLOTMENT OPTION OR PURSUANT TO ANY ADD-ON OFFERING IN ACCORDANCE WITH THE TERMS OF THE INDENTURE).

Summary of Terms and Conditions of the Convertible Notes

Below is a summary of the terms and conditions of the convertible notes included in the offering memorandum dated September 13, 2005, and as set forth in the indenture. The following summary contains basic information about the convertible notes and is not a complete description of the offering. Stockholders should read the indenture, included as Exhibit 4.1 to the Company’s current report on Form 8-K filed on September 22, 2005 for a more detailed account of the terms and conditions of the convertible notes.

The Board unanimously believes that it was, and remains, in the best interest of the holders of the Company’s common stock to issue the convertible notes. The Board considered various information in establishing the terms and conditions of the financing, including, but not limited to: (i) terms from alternative financing sources and the viability of such alternative financing sources; (ii) the general financing environment; (iii) the advice of financial consultants and investment banks; (iv) financing transactions entered into by comparable companies; and (v) input from our significant stockholders and potential investors.

General

The convertible notes will mature on September 19, 2010, unless earlier repurchased or converted and interest will be payable semiannually in arrears on March 19 and September 19 of each year, beginning March 19, 2006, at the rate of 3.375% per year. The convertible notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the convertible notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Add-On Feature

Pursuant to the terms of the indenture, we have the right, without the consent of the holders of the notes, to reopen the notes and issue additional notes under the indenture in an unlimited aggregate principal amount with the same terms and with the same CUSIP numbers as the convertible senior notes we issued on September 19, 2005 (together with any additional notes issuable pursuant to the overallotment option we granted the initial purchasers), provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes.

The approval by our stockholders of the net share settlement feature of the convertible notes at the special meeting also will apply to any additional notes we may issue pursuant to the add-on provisions of the indenture.

Registration Rights

We will file a shelf registration statement under the Securities Act of 1933, as amended, relating to the resale of the convertible notes and the common stock issuable upon conversion thereof. If the registration statement is not filed or has not become effective within the time periods set forth in the registration rights agreement entered into by the Company and the initial purchasers of the convertible notes (included as Exhibit 10.5 to the Company’s current report on Form 8-K filed on September 22, 2005), we will be required to pay additional interest to holders of the notes.

Conversion Rights

Holders of the convertible notes may convert their convertible notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding March 19, 2010 only under the following circumstances: (1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of the measurement period was less than

103% of the product of the last reported sale price of our common stock and the conversion rate on each such day; or (2) upon the occurrence of specified corporate events as set forth in the indenture. On and after March 19, 2010 until the close of business on the scheduled trading day immediately preceding September 19 2010 (the “Maturity Date”), holders may convert at any time, regardless of the foregoing circumstances.

The initial conversion rate will be 44.7678 shares of our common stock per $1,000 principal amount of convertible notes, equivalent to a conversion price of approximately $22.34 per share of our common stock. If we obtain stockholder approval for the net share settlement feature at the special meeting, upon conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value calculated on a proportionate basis for each day of the relevant twenty trading-day observation period. Pursuant to the net share settlement feature, we will only be required to issue shares of common stock upon conversion of the notes if the daily conversion value exceeds the amounts specified in the indenture. If we fail to obtain such stockholder approval on or prior to March 19, 2010, conversions of the notes will be settled solely in shares of our common stock and we will be required to deliver the number of shares of our common stock equal to the conversion rate (as set forth above) for each $1,000 principal amount of convertible notes converted. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the Maturity Date, we will increase the conversion rate for a holder that elects to convert its convertible notes in connection with such a corporate transaction.

If, as described above, we obtain the requisite stockholder approval to settle conversions of convertible notes in cash and shares of our common stock, if any, and the conversion date in respect of any convertible notes tendered for conversion occurs on or following the twenty-third scheduled trading day prior to the maturity date, we will, in respect of each $1,000 principal amount of convertible notes converted: (i) pay $1,000 in cash on the Maturity Date; and (ii) deliver shares of our common stock, if any, on the third trading day immediately following the last day of the observation period (which will commence on the trading day immediately following the Maturity Date) based on a daily conversion value, calculated as described in the indenture relating to the convertible notes.

Fundamental Change

If we undergo certain “fundamental changes” (as defined in the indenture) the holders of the convertible notes will have the option to require us to purchase all or any portion of their convertible notes. The fundamental change purchase price will be 100% of the principal amount of the convertible notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date. We will pay cash for all convertible notes so purchased.

Ranking

The convertible notes will rank equally in right of payment with all our existing and future unsecured senior debt and are senior in right of payment to all our future subordinated debt. The indenture does not limit the amount of debt that we or our subsidiaries may incur. The convertible notes will effectively rank junior to any of our secured indebtedness, to the extent of the value of the assets securing such indebtedness. The convertible notes are structurally junior to all liabilities of our subsidiaries.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of the Company’s Common Stock as of September 26, 2005, by: (i) each director of the Company, (ii) the Named Executive Officers, (iii) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock, and (iv) all executive officers and directors as a group. Calculations of beneficial ownership are based on 22,569,534 shares of the Company’s common stock outstanding on September 26, 2005.

Unless otherwise indicated, the address of each of the listed stockholders is 8875 Aero Drive, Suite 200, San Diego, California 92123. The number of shares includes shares of common stock owned of record by such person’s minor children and spouse and by other related individuals and entities over whose shares of common stock such person has custody, voting control or the power of disposition.

Name & Address of Beneficial Owner	Number of shares of common stock beneficially owned(1)	Percentage of Common Stock beneficially owned
Consolidated Press International Holdings Limited (2) 54-58 Park Street, Sydney NSW 2000, Australia	3,720,705	16.5%

Nelson Peltz (3) c/o Triarc Companies, Inc. 280 Park Avenue New York, NY 10017	2,431,764	10.8%

Frank DeSantis (4) c/o Copper Beech Capital Advisors LLC 540 Madison Avenue 33rd Floor New York, New York	1,481,478	6.6%

Peter W. May (5) c/o Triarc Companies, Inc. 280 Park Avenue New York, NY 10017	1,213,075	5.4%

Arbor Capital Management, LLC (6) One Financial Plaza 120 South Sixth Street Suite 100 Minneapolis, MN 55402	1,359,200	6.0%

Triarc Companies, Inc. (7) 280 Park Avenue New York, NY 10017	1,198,075	5.3%

Madison West Associates Corp. (8) c/o Triarc Companies, Inc. 280 Park Avenue New York, NY 10017	1,096,800	4.9%

Carl C. Gregory, III (9)	396,311	1.7%

Eric D. Kogan (10) c/o Clarion Capital Partners LLC 110 East 59th Street New York, NY 10022	136,090	*

Name & Address of Beneficial Owner	Number of shares of common stock beneficially owned(1)	Percentage of Common Stock beneficially owned
Alexander Lemond	76,896	*

Barry R. Barkley (11)	204,167	*

J. Brandon Black (12)	204,445	*

Robin R. Pruitt (12)	98,167	*

Richard Mandell (12)	30,001	*

All directors and executive officers of the Company as a group (13 persons) (13)	3,464,638	10.5%

*	Less than one percent.
(1)	The numbers and percentages shown include the shares of Common Stock actually beneficially owned as of September 26, 2005, and the shares of Common Stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of Common Stock that the identified person or group had the right to acquire within 60 days of September 26, 2005, upon the exercise of options or warrants or the conversion of convertible securities are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.
(2)	According to Amendment No. 9 to Schedule 13D filed on January 25, 2005 by Consolidated Press International Holdings Limited (“CPIHL”) and C. P. International Investments Limited (“CPII”) to further supplement and amend the Schedule 13D originally filed by CPIHL and CPII on February 22, 2000, as supplemented and amended by Amendment No. 1 dated March 22, 2001, by Amendment No. 2 dated August 28, 2001, by Amendment No. 3 dated February 27, 2002, by Amendment No. 4 dated April 18, 2002, by Amendment No. 5 dated August 26, 2003, by Amendment No. 6 dated August 29, 2003, by Amendment No. 7 dated September 25, 2003, and by Amendment No. 8 to Schedule 13D filed on October 22, 2003, each of CPII and CPIHL may be deemed the beneficial owners of these shares. The shares reported include 3,720,705 shares directly owned by CPII. CPII has sole voting and dispositive power with respect to these shares. CPIHL may be deemed to have beneficial ownership by virtue of its ownership of 100% of the capital stock of CPII.
(3)	According to Amendment No. 9 to Schedule 13D filed on July 1, 2005 by Madison West Associates Corp. (“Madison West”), Triarc Companies, Inc. (“Triarc”), Nelson Peltz, Peter W. May and Neale M. Albert to further supplement and amend the Schedule 13D originally filed by such reporting persons and DWG Acquistions (“DWG”) on March 4, 2002, as supplemented and amended by Amendment No. 1 dated November 1, 2002, by Amendment No. 2 dated September 8, 2003, by Amendment No. 3 dated September 30, 2003, by Amendment No. 4 filed on October 9, 2003, by Amendment No 5 dated October 16, 2003, by Amendment No. 6 dated December 23, 2004, by Amendment No. 7 filed on January 28, 2005 and by Amendment No. 8 filed on May 25, 2005 (as so supplemented and amended, the “Madison West 13D”), Mr. Peltz may be deemed to beneficially own the 1,201,824 shares of Common Stock held by the Peltz Family Limited Partnership (the “Peltz LP”). As a result of a voting agreement, Mr. Peltz and Mr. May may be deemed to beneficially own, in the aggregate, approximately 34.9% of the voting power of the outstanding Class A Common Stock and Class B Common Stock of Triarc, and thus Mr. Peltz shares voting and dispositive power with Triarc and Mr. May over the 1,198,075 shares of Common Stock beneficially owned by Triarc (see note (7) below). As a result, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934 (“Rule 13d-3”), Mr. Peltz may be deemed the indirect beneficial owner of (i) the 1,201,824 shares of Common Stock directly owned by the Peltz LP, and (ii) the 1,198,075 shares of Common Stock beneficially owned by Triarc, which would, in the aggregate, constitute approximately 10.8% of the Company’s outstanding shares of Common Stock. Mr. Peltz disclaims beneficial ownership of such shares.

(4)	According to the Schedule 13G jointly filed on February 16, 2005 by Copper Beech Capital Advisors LLC (“Advisors”), Copper Beech Capital Management, Inc. (“Management”) and Frank R. DeSantis, Jr., Mr. DeSantis, is the managing member of Advisors and the President of Management. In such capacities, Mr. DeSantis shares voting and dispositive power with Advisors over the 560,506 shares of Common Stock directly owned by Advisors and with Management over the 920,972 shares of Common Stock beneficially owned by Management. As a result, pursuant to Rule 13d-3, Mr. DeSantis may be deemed the beneficial owner of (i) the 560,506 shares of Common Stock beneficially owned by Advisors, and (ii) the 920,972 shares of Common Stock beneficially owned by Management, which, in the aggregate, constitute approximately 6.6% of the Company’s outstanding shares of Common Stock.
(5)	According to the Madison West 13D, Mr. May beneficially owns 15,000 shares of Common Stock that he acquired through a brokerage transaction and has sole voting and dispositive power over such shares. As a result of a voting agreement, Mr. May and Mr. Peltz may be deemed to beneficially own approximately 34.9% of the voting power of the outstanding Class A Common Stock and Class B Common Stock of Triarc, and thus Mr. May shares voting and dispositive power with Triarc and Mr. Peltz over the 1,198,075 shares of Common Stock beneficially owned by Triarc. As a result, pursuant to Rule 13d-3, Mr. May may be deemed the beneficial owner of (i) the 1,198,075 shares of Common Stock beneficially owned by Triarc, and (ii) the 15,000 shares of Common Stock owned directly by Mr. May, which, in the aggregate, constitute approximately 5.4% of the Company’s outstanding shares of Common Stock. Mr. May disclaims beneficial ownership of all such shares other than the 15,000 shares of Common Stock that he owns directly.
(6)	According to the Schedule 13G jointly filed on February 4, 2005 by Arbor Capital Management, LLC (“Arbor”) and Rick D. Leggott, each of Arbor and Mr. Leggott may be deemed the beneficial owners of these shares. Arbor is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 and has been granted discretionary dispositive power over its clients’ securities and in some instances has voting power over such securities. Mr. Leggott is CEO of Arbor and beneficially owns a controlling percentage of its outstanding voting securities. As a result, pursuant to Rule 13d-3, Mr. Leggott and Arbor may be deemed the beneficial owner of 1,359,200 shares, which constitute approximately 6.0% of the Company’s outstanding shares of Common Stock. Mr. Leggott disclaims beneficial ownership of such shares.
(7)	According to the Madison West 13D, Triarc may be deemed the beneficial owner of 1,198,075 shares of Common Stock, including (i) 1,096,800 shares of Common Stock directly owned by Madison West; and (ii) 101,275 shares of Common Stock directly owned by Triarc. The aggregate holdings of Triarc constitute approximately 5.3% of the Company’s outstanding shares of Common Stock. Triarc shares with Madison West, Mr. Peltz and Mr. May voting and dispositive power over the 1,096,800 shares of Common Stock beneficially owned by Madison West and shares with Mr. Peltz and Mr. May voting and dispositive power over the 101,275 shares of Common Stock directly owned by Triarc.
(8)	According to the Madison West 13D, Madison West may be deemed the beneficial owner of 1,096,800 shares of Common Stock, which constitute approximately 4.9% of the Company’s outstanding shares of Common Stock. Madison West shares with Triarc, Mr. Peltz and Mr. May voting and dispositive power over the 1,096,800 shares of Common Stock beneficially owned by Madison West.
(9)	Consists of 127,044 shares held by Mr. Gregory as trustee of a trust for his benefit, 100 shares held by a daughter who shares Mr. Gregory’s household, and 269,167 shares issuable upon exercise of vested stock options.
(10)	Consists of 111,090 shares held directly and 25,000 shares issuable upon exercise of vested stock options.
(11)	Consists of 50,000 shares held by Mr. Barkley as trustee of a trust for his benefit and 154,167 shares issuable upon exercise of vested stock options.
(12)	These shares are issuable upon exercise of vested stock options.
(13)	Excludes the 1,198,075 shares beneficially owned by Triarc. See note (7) above.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Pursuant to SEC Rule 14a-8, “Stockholder Proposals,” stockholder proposals for the 2006 annual meeting must be received at the principal executive offices of the Company by December 2, 2005, to be considered for inclusion in the Company’s proxy materials relating to such meeting.

If you wish to nominate directors or bring other business before the stockholders at the 2006 annual meeting of stockholders:

•	You must be a stockholder of record at the time of giving notice and be entitled to vote at the meeting of stockholders to which the notice relates;

•	You must notify the Company in writing between January 3, 2006 and February 2, 2006; and

•	Your notice must contain the specific information required in our Bylaws. Our Bylaws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director, as well as the submission of a proposal, at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be. A copy of the applicable Bylaws may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices in San Diego, California.

A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our Bylaws. Please note that these requirements relate only to the matters that you wish to bring before your fellow stockholders at an annual meeting. They are separate from the SEC’s requirements to have your proposal included in our proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The company’s public filings are also available to the public from document retrieval services and the internet website maintained by the SEC at www.sec.gov. These filings are also available on our website at www.encorecapitalgroup.com under the “Investors” section.

INCORPORATION OF DOCUMENTS BY REFERENCE

This proxy statement incorporates important business and financial information about us that is not included in or delivered with this proxy statement. The SEC allows us to “incorporate by reference” the information we filed with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference, although not included in or delivered with this proxy statement, is considered to be a part of this proxy statement, except as described below. We incorporate by reference the documents or designated portions of the documents listed below that have been previously filed with the SEC:

•	Current Report on Form 8-K filed with the SEC on September 19, 2005; and

•	Current Report on Form 8-K filed with the SEC on September 22, 2005.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not intend to present at this special meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ENCORE CAPITAL GROUP, INC.

/s/ J. BRANDON BLACK
J. Brandon Black
President and Chief Executive Officer

October     , 2005